UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 16, 2006

UNITED INDUSTRIAL CORPORATION

(Exact name of registrant as specified in its charter)

DELAWARE	1-4252	95-2081809
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

124 INDUSTRY LANE, HUNT VALLEY, MD	21030
(Address of principal executive offices)	(Zip Code)

(410) 628-3500

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 — Registrant’s Business and Operations

Item 1.01  Entry Into a Material Definitive Agreement

On August 16, 2006, United Industrial Corporation, a Delaware corporation (the “Company”), and Frederick M. Strader entered into a new employment agreement.  The new employment agreement replaces the employment agreement by and between the Company and Mr. Strader dated as of June 18, 2003, which expired on July 31, 2006.

Pursuant to the employment agreement, Mr. Strader will continue to serve as President and Chief Executive Officer of the Company and AAI Corporation, a wholly owned subsidiary of the Company.  The term of Mr. Strader’s employment under the employment agreement commenced on August 1, 2006 and, subject to the provisions of the employment agreement, will terminate as of the close of business on March 31, 2010; provided, that the term of the employment agreement will automatically renew for successive one year terms unless either party gives written notice of non-renewal to the other at least 60 days prior to the end of the initial term or renewal term, as applicable.

The employment agreement provides for a salary at the annual rate of $550,000.  Mr. Strader will also be entitled to participate in the Company’s performance sharing plan (or such other similar plan), which will afford Mr. Strader an opportunity to earn incentive compensation of (x) up to 100% (with a target of 50%) of his base compensation, based upon meeting certain goals and benchmarks or, in lieu thereof, (y) such greater amount as the Company’s Board of Directors may determine in its discretion.  Mr. Strader will also be entitled to participate in all benefit plans or arrangements generally made available to executive employees of the Company, receive periodic equity awards as determined by the Company’s Board of Directors in its sole discretion, and receive an annual automobile allowance of $12,000.  Pursuant to the employment agreement, Mr. Strader will be eligible to receive the long term incentive awards previously approved by the Company’s Board of Directors under the Company’s 2006 long term incentive program, subject to its terms and conditions.  Simultaneously with the approval and effectiveness of the employment agreement, Mr. Strader received a nonqualified stock option grant to purchase 41,000 shares of the Company’s common stock with an exercise price equal to the fair market value of Company’s common stock on the date of grant and a vesting schedule similar to the incentive awards under the 2006 long term incentive program.

In the case of any termination of Mr. Strader’s employment other than by the Company for “cause,” by Mr. Strader without “good reason” (each, as defined in the employment agreement) or as a result of Mr. Strader’s death, then Mr. Strader will be entitled to severance compensation equal to (x) 150% of Mr. Strader’s annualized salary at the time of termination plus (y) 50% of the amount calculated pursuant to the foregoing clause (x), payable in equal installments at such times and in accordance with the normal payroll practices of the Company over a period of 18 months following the date of termination or, following a “change of control” (as defined in the employment agreement), in a lump sum; provided, that in the case of a termination for disability, the severance compensation will be reduced by amounts payable to Mr. Strader under any Company sponsored short term and long term disability insurance policies in respect of the 18 month period following the date of such termination.  In addition, in the event of such termination, Mr. Strader will be entitled to continued health benefits for a period of 18 months following termination and to full vesting of all outstanding stock options held by Mr. Strader at the time of termination.  Mr. Strader will also be entitled to a pro rata annual bonus as well as a completion bonus of $200,000 upon any termination of employment other than a termination of employment by the Company for cause or by Mr. Strader without good reason.  In the event of Mr. Strader’s death, the Company will be required to pay to his surviving spouse (if any, or if none, to his estate) his base salary for a period of 18 months following his death.

Pursuant to the employment agreement and in addition to the other compensation payable under the employment agreement, the Company will pay to Mr. Strader upon the closing date of a change of control an amount equal to 50% of Mr. Strader’s annual base compensation in effect on the closing date of the change of control (or, if Mr. Strader’s employment is then terminated (other than as specified in the following proviso), Mr. Strader’s base compensation in effect on the date of such termination), net of reduction for any applicable withholding taxes; provided, that such payment will not be made if, prior to the closing date of the change of control, Mr. Strader’s employment has been terminated by the Company for cause or by Mr. Strader without good reason.

The employment agreement contains a non-competition covenant that prohibits Mr. Strader from competing against the Company within the continental United States during employment and for a period of 18 months following termination of employment for any reason.  In addition, the agreement contains non-solicitation provisions that prohibit Mr. Strader from actively soliciting the Company’s employees and customers for a period of two years following termination of employment.  Mr. Strader is also subject to confidentiality restrictions applicable during and after the period of employment that protect the Company’s proprietary information, developments and other intellectual property.

The foregoing description of the employment agreement is not complete and is qualified in its entirety by reference to the full text of the employment agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Section 9 — Financial Statements and Exhibits

Item 9.01.  Financial Statements and Exhibits.

(d) Exhibits.

Exhibit	Description

10.1	Employment Agreement dated as of August 16, 2006 by and between United Industrial Corporation and Frederick M. Strader.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

United Industrial Corporation

By:	/s/ James H. Perry
James H. Perry
Chief Financial Officer and
Vice President

Date:  August 16, 2006

EXHIBIT INDEX

Exhibit	Description

10.1	Employment Agreement dated as of August 16, 2006 by and between United Industrial Corporation and Frederick M. Strader.